AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 2003.
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            EXPLORATIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                            65-1089222
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No)


1801 Clint Moore Rd., Suite 108, Boca Raton, FL                        33487
            (561)997-1188
 (Address of Principal Executive Offices)                            (Zip code)

                        2003/04 CONSULTING SERVICES PLAN
                            (Full Title of the Plan)



          (Telephone number, including area code, of agent for service)


                             All Correspondence to:
                            Jeffrey G. Klein, Esquire
                          Newman, Pollock & Klein, LLP
                       2101 NW Corporate Blvd., Suite 414
                            Boca Raton, Florida 33431
                                 (561) 997-9920

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
Title of          Proposed        Proposed
Securities        Amount          Maximum          Maximum          Amount of
to be             to be           Offering Price   Aggregate        Registration
Registered        Registered(3)   per Share (1)    Offering Price   Fee (2)
--------------------------------------------------------------------------------
Common Stock,
$0.01 par value:   300,000          $0.22           $66,000            $5.39

--------------------------------------------------------------------------------

(1) The prices hereof may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).

(2) Computed pursuant to Rule 457 ( c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based on the average (any day within five days) of the bid and ask price of the Common Stock as reported on OTCBB on December 15, 2003.

(3) This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

         Unless otherwise stated in this Registration Statement, references to "Explorations", "we", "our" and "us" refer to Explorations Group, Inc. a Delaware corporation.

               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

         This Registration Statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results. We generally use the words "believes", "expects", "intends", "plans", "anticipates", "likely", "may", and similar expressions to identify forward-looking statements. Such forward- looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this Registration Statement.

                                     PART I

ITEM 1.  PLAN INFORMATION
-------------------------
We are offering up to 300,000 Shares pursuant to our Plan titled 2003/04 Consulting Services Plan.

Plan Purpose
------------

We will issue common stock to certain Consultants (including employees) pursuant to written Consulting Agreements and the 2003/04 Consulting Services Plan, which have been approved by our Board of Directors. The written Consulting Agreements and the 2003/04 Consulting Services Plan are intended to provide a method whereby we may compensate Consultants for services rendered to us in lieu of cash compensation due to our limited cash resources. The Consultants who will participate in the Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written Consulting Agreements and the 2003/04 Consulting Services Plan. The services to be provided by the Consultants under the Plan do not relate to the offer or sale of our securities in a capital raising transaction or the direct or indirect promotion or maintenance of a market for our common stock. A copy of the 2003/04 Consulting Services Plan have been filed as Exhibits to this Registration Statement.

Employee Retirement Income Security Act of 1975 ("ERISA") The 2003/04 Consulting
--------------------------------------------------------------------------------
Services Plan is not qualified under ERISA.

Additional Information
----------------------
Participants may obtain additional information about the 2003/04 Consulting Services Plan without charge, upon written or oral request directed to Explorations Group, Inc. Attention: Michelle Tucker, President, at 1801 Clint Moore Road, Suite 108, Boca Raton, Florida 33487, telephone Number (561) 997-1188. All other documents required to be delivered to participants are also available without charge, upon written or oral request, at the same address and telephone number.

Securities to be Offered
------------------------
Our Board of Directors has authorized the issuance of up to 300,000 shares of our common stock to Consultants upon effectiveness of this Registration Statement.

Purchase of Securities Pursuant to the Plan and Payment for Shares Offered
--------------------------------------------------------------------------
Consultants shall have shares issued to them as full consideration for their services. Consultants shall be deemed to have paid in full for the shares as compensation for the consulting services under our 2003/04 Consulting Services Plan. Consultants are permitted to receive a total of 300,000 shares. The shares issued pursuant to our 2003/04 Consulting Services Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Restrictions on Resales
-----------------------
In the event that a person or entity that is an affiliate of ours acquires shares of our common stock hereunder, the affiliate will be subject to Section 16(b) of the Securities Exchange Act of 1934 ("the Exchange Act"). Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to us. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. We have agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Tax Effects of Consultants Who Participate in the Plan
------------------------------------------------------
Consultants will realize income when they receive the shares, based on their agreement with us, and will realize a gain or loss when they sell the shares, based on the sale price they receive versus the purchase price. We do not foresee a tax consequence for ourself. The Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue Code.

Tax Treatment to Us
-------------------
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds
-------------------
We will not receive any funds in consideration for the issuance of the shares. The shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the shares by the Consultants.

Withdrawal From the Plan; Assignment of Interest
------------------------------------------------
No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we will permit an assignment of the interests if Consultants choose to assign their interest to a third party.

Forfeitures and Penalties
-------------------------
There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens
-----------------------------
There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
-------------------------------------------------------------------
We plan to immediately forward a copy of this form and all of the documents incorporated by reference to the consultants upon the filing of this form, thus satisfying the requirements for this section.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
------------------------------------------------
The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Registration Statement. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this Registration Statement have been sold or deregistered:

         (a) Our Annual Report on Form 10-KSB filed on March 31, 2003, which includes audited financial statements as of and for the year ended December 31, 2002;

         (b) Our Quarterly Reports on Form 10-QSB for the quarter ending March 31, 2003;

         (c) Our Quarterly Report on Form 10-QSB for the quarter ending June 30, 2003;

         (d) Our Quarterly Report on Form 10-QSB for the quarter ending September 30, 2003;

         (e) All other documents filed by us after date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

         (f) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES
----------------------------------
Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
-----------------------------------------------
Certain legal matters in connection with this Registration Statement will be passed upon for review by Newman, Pollock & Klein, LLP, which will, after effectiveness of this Registration Statement, be a shareholder. The shares of our common stock will be issued for legal services rendered to us by Newman , Pollock & Klein, LLP. We are currently in negotiation as to the total number of shares that will be issued to Newman, Pollock & Klein, LLP

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
--------------------------------------------------
Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (I) was acting in good faith, (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to a criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (I) by a majority vote of the Directors of the Company who are not parties to such action, suit or proceeding, even though such directors constitute less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

We shall indemnify directors and executive officers to the fullest extent now or hereafter permitted under Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
--------------------------------------------
Not Applicable.

ITEM 8.  EXHIBITS
-----------------
The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit.
No.         Exhibit
------   ------------------------------------------------

5.0      Opinion of Newman, Pollock & Klein, LL
10.1     2003/04 Consulting Services Plan
23.1     Consent of Salberg & Company, P.A.
23.2     Consent of Newman, Pollock & Klein, LLP (contained in Exhibit 5 hereto)

ITEM 9.  UNDERTAKINGS
---------------------

(a) We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs (a) (1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, state of Florida, on this 16th day of December, 2003.

DATED:   December 16, 2003


EXPLORATIONS GROUP, INC.
(Registrant)


By: /s/ Michelle Tucker
    --------------------
Its: president


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.


Signature                          Title                            Date
---------                          -----                            ----

/s/Michelle Tucker            Director/Pres/CEO               December 16, 2003
-------------------
Michelle Tucker

/s/Vanessa Lindsey            Director/Sec                    December 16, 2003
-------------------
Vanessa Lindsey

/s/Adam Wasserman             CFO                             December 16, 2003
-------------------
Adam Wasserman

Exhibit.
No.         Exhibit
------   ------------------------------------------------

5.0      Opinion of Newman, Pollock & Klein, LL
10.1     2003/04 Consulting Services Plan
23.1     Consent of Salberg & Company, P.A.
23.2     Consent of Newman, Pollock & Klein, LLP (contained in Exhibit 5 hereto)